IRON MINING GROUP INC.
295 Madison Ave, 12th Floor
New York, NY 10067
USA

IMG IRON ORE TRADING S.A.
295 Madison Ave, 12th Floor
New York, NY 10067
USA

Lucerne, 21 June 2011 / PFU

PURCHASE CONTRACT	401-11-27970-P

This contract is concluded on the 21st day of June 2011 (the “Effective Date”) between IRON MINING GROUP INC., 295 Madison Ave, 12th Floor, New York, NY 10067, USA and IMG IRON ORE TRADING S.A., 295 Madison Ave, 12th Floor, New York, NY 10067, USA (together the “Seller”) and TRAFIGURA BEHEER B.V., Amsterdam, Branch Office Lucerne, Zürichstrasse 31, Postfach 4268, 6002 Lucerne, Switzerland (the “Buyer”).

1.	JOINT AND SEVERAL LIABILITY

Unless expressly provided otherwise in this contract, IRON MINING GROUP INC. and IMG IRON ORE TRADING S.A. shall be jointly and severally liable for all obligations and liabilities of the Seller arising under this contract.

The Buyer may take action against, or release or compromise the liability of, either of IRON MINING GROUP INC. and IMG IRON ORE TRADING S.A. or grant time or other indulgence, without affecting the liability of the others.

IRON MINING GROUP INC. and IMG IRON ORE TRADING S.A. acknowledge and agree that the Buyer shall be entitled to rely on any instructions, notices or other communications of whatsoever nature from either of them in connection with this contract and that such instructions, notices or other communications shall be binding on each other as if given by themselves.

IRON MINING GROUP INC. and IMG IRON ORE TRADING S.A. confirm that they are members of the same group of companies, entities or other organisations, under common control, and are Affiliates and/or are Subsidiary and Holding Company (directly or indirectly).

2.  SCOPE OF THE CONTRACT

The Seller agrees to sell iron ore and the Buyer agrees to buy iron ore at the terms and conditions set out below:

Trafigura Beheer B.V., Amsterdam, Branch Office Lucerne
Registered and Mailing Address: Zürichstrasse 31, Postfach 4268, 6002 Lucerne, Switzerland
Tel: +(41) 41 419 4343 - Fax: +(41) 41 419 4344 - Tlx: 868001 TRAF CH  – www.trafigura.com
Chamber of Commerce: CH-100.9.016.758-9
Head Office: Trafigura Beheer B.V., The Netherlands – Reg nº33236939

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3.  DEFINITIONS

Affiliates means:	in relation to any company or corporation, a Subsidiary or Holding Company of that company or corporation, or of any other Subsidiary of that company or corporation, or of that Holding Company;
Banking Day and Business Day mean:	any day except a Saturday or Sunday on which banks in the city of New York, New York, USA are generally open for the conduct of business;
CCIC means:	China Certification and Inspection Company of the People’s Republic of China;
CIQ means:	the Entry-Exit Inspection and Quarantine of the People’s Republic of China;
Fe means:	Iron;
Holding Company:	has the meaning given to it in the definition of Subsidiary;
INCOTERMS 2010 means:	the 2010 edition of the standard trade definitions published by the International Chamber of Commerce;
Metric ton (MT) means:	1 metric ton of 1,000 kilograms or 2,204.62 lbs;
Month of Actual Shipment means:	in respect of any shipment of the Ore, the calendar month in which shipment takes place as evidenced by the bill of lading date;
Ore means:	iron ore lumps produced by Mineral BarraNava S.A. de C.V. and International Business Corporation Jafid S.A. de C.V. in Manzanillo, Mexico having the specifications listed under clause 6. QUALITY;
Subsidiary means:
a company or corporation which, in relation to another company or corporation (a “Holding Company”): (a) is controlled, directly or indirectly, by the Holding Company; (b) more than half the issued share capital of which is beneficially owned, directly or indirectly by the Holding Company; or (c) which is a Subsidiary of another Subsidiary of the Holding Company; and for this purpose, a company or corporation shall be treated as being controlled by a Holding Company if the Holding Company is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

TSI CFR China Index for 62% Fe means:	The official TSI Iron Ore reference price for Iron Ore Fines 62% Fe, Chinese Imports, CFR China Port as published in The Steel Index (US$/dry tonne);
US$ means:	the lawful currency of the United States of America.

4.  CONTRACT TERM

The Contract Term shall run from June 2011 through to and including December 2011.

5.  QUANTITY

300,000 (three hundred thousand) wet metric tons +/- 10% in Buyer’s option of Ore shall be assigned as follows:

▪	A trial lot of 100,000 (one hundred thousand) wet metric tons +/- 10% in Buyer’s option of Ore (the “Trial Lot”); and

▪
Subject to the successful delivery of the Trial Lot, the contract shall be extended for the remaining 200,000 (two hundred thousand) wet metric tons +/- 10% in Buyer’s option of Ore (the “Optional Tonnage”). For the avoidance of doubt, the commercial terms under this contract shall be applicable to the Optional Tonnage.

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6.  QUALITY

The Ore shall conform to the following specifications:

A.  Chemical Specifications on a dry basis:

	Typical	Minimum / Maximum	Rejection Limit
Fe	63%	62.0% minimum	62.0%
SiO2	4.50%	4.5% maximum	8.0%
Al2O3	2.0%	2.0% maximum	3.0%
S	0.08%	0.150% maximum	0.150%
P	0.08%	0.10% maximum	0.10%

The Ore shall conform to CIQ’s regulations for iron ore imported into China in effect at the Effective Date of this contract, namely:

Impurity Elements	Limit
K2O and Na2O	0.25%
Pb	0.1%
As	0.07%
Zn	0.1%
Cu	0.2%
TiO2	0.1%

The Buyer shall have the right to reject any shipment of the Ore if any of the analysis results for an impurity element, as determined in accordance with clause 15. SAMPLING AND ANALYSIS, are above the above-specified limits. If the Buyer rejects a shipment, then on rejection:

a.	Risk to all rejected Ore, if already passed, shall revert to Seller;
b.	Title to all rejected Ore, if already passed, shall revert to the Seller;
c.	Removal and/or disposal of the rejected Ore shall be for Seller's account;
d.	No invoice shall be raised by the Seller for the rejected Ore or any invoice raised prior to the rejection shall be cancelled;
e.
The Buyer shall not be obliged to pay the Seller for any rejected Ore. If the Buyer has paid for a shipment prior to rejecting the shipment, the Seller shall promptly repay the amount paid in full to the Buyer.

B.  Moisture content (Free moisture loss at 105 degrees centigrade): 8.00% maximum

C.  Physical (size) on a natural basis:

	Minimum / Maximum	Rejection Limit
Above 40 mm	5% minimum	10%
Below 10 mm	5% maximum	10%

The Ore shall be able to withstand the voyage safely, upon all customary forms of transportation, to the destination intended by the Buyer. The Ore shall conform to all local regulations and the International Maritime Organisation Code of Safe Practice for Solid Bulk Cargoes prevailing at the time of shipment.

The Seller shall present valid Transportable Moisture Limit and Flow Moisture Point certificates and moisture certificates, which are representative of the Ore at the time of loading.

Seller shall ensure that the Ore is covered and protected from the weather at all times prior to loading.

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7.  SHIPMENT

The Ore shall be shipped in lots of 100,000 (one hundred thousand) wet metric tons +/- 10% in Buyer’s option, or in any other lot size mutually agreed between Buyer and Seller during the Contract Term (the “Lot”).

The first Lot shall be shipped on or before the 31st of August 2011.

Latest shipment date: 31st December 2011.

If the Seller fails to deliver any Lot within 5 (five) calendar days of the mutually agreed delivery date to Buyer’s warehouse in Manzanillo, Mexico for any reason unless excused by an event of force majeure, Buyer’s failure to pay Seller as provided for in this contract, or any action by Buyer which prevents Seller from performing its obligations under this contract, then Buyer shall nominate a smaller vessel for quantities of approximately 50,000 (fifty thousand) to 70,000 (seventy thousand) wet metric tons of the Ore (the “Revised Lot”). In the event that Seller is unable to deliver a minimum of 50% (fifty percent) of the Lot or the Revised Lot (the (“Minimum Quantity”), then Seller shall pay Buyer liquidated damages of US$ 0.25 (US$ zero point two five) per dry metric ton of the undelivered quantity of the Minimum Quantity per calendar day from the 31st of August 2011 to the date on which delivery of the undelivered quantity of such Minimum Quantity is completed. The Buyer shall issue an invoice to the Seller for such amount and the Seller shall pay this amount within 3 (three) Business Days. Buyer shall have the right to set off this sum from any sums due from Buyer to Seller under this contract or any other contracts between the parties.

If Seller fails to load the Minimum Quantity on board the vessel at the port of loading within the laycan, all dead freight charges actually incurred by Buyer, if any, shall be paid by Seller to Buyer in accordance with the Buyer’s Charter Party. The Seller shall pay this amount within 3 (three) Business Days of receipt of Buyer’s invoice for the dead freight. The Buyer shall have the right to set off this sum from any sums due from Buyer to Seller under this contract.

8.  PRICE

The price per dry metric ton of the Ore shall be determined as follows:

FOB Base Price

FOB Base Price = CFR China Price – Freight – Discount

Where:

CFR China Price means:
The average of the TSI CFR China Index for 62% Fe: a) averaged over the 5 (five) consecutive TSI market days prior to the bill of lading date; and b) averaged over the 5 (five) consecutive TSI market days after the bill of lading date.

Prior to the commencement of the pricing period and upon mutual agreement between Buyer and Seller, the CFR China Price may be amended to be the TSI CFR China Index for 62% Fe averaged over Month of Actual Shipment.

Freight means:
A freight rate expressed in US$ per wet metric ton to be mutually agreed between Buyer and Seller on a shipment-by-shipment basis in line with competitive prevailing market rates at the time of shipment for parcels and vessels of a similar size.

The Freight amount per wet metric ton will be converted into US$ per dry metric ton by deducting the provisional moisture content determined at the port of loading on the Third Provisional Payment invoice and the final moisture content determined at the port of discharge on the final invoice.

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Discount means:	12.5% (twelve point five percent) of the CFR China Price.

Price Adjustment for Iron Content

The FOB Base Price is based on an iron content of 62.0% (sixty-two point zero percent) and shall be increased by US$ 5.00 (US$ five) per dry metric ton for each 1% (one percent) the iron content of the Ore is above 62.0% (sixty-two point zero percent), fractions pro rata.

If the iron content, as determined by the analysis of the samples taken upon arrival of the Ore at Buyer’s warehouse in Manzanillo, Mexico, is below 62.0% (sixty-two point zero percent), Buyer shall have the option to: (a) reject the Ore; or (b) agree with Seller on a new pricing structure.

Price Adjustment for Impurity Contents

The FOB Base Price shall be reduced by:

Alumina

US$ 0.10 (US$ zero point one zero) per dry metric ton of the Ore for each 1% (one percent) by which the Alumina content exceeds 2% (two percent). Buyer shall have the right to reject the Ore if the Alumina content exceeds 3.0% (three point zero percent).

Phosphorus

US$ 0.05 (US$ zero point zero five) per dry metric ton of the Ore for each 0.01% (zero point zero one percent) by which the Phosphorus content exceeds 0.08% (zero point zero eight percent). Buyer shall have the right to reject the Ore if the Phosphorus content exceeds 0.10% (zero point one zero percent).

Silica

US$ 0.10 (US$ zero point one zero) per dry metric ton of the Ore for each 1% (one percent) by which the Silica content exceeds 4.50% (four point five zero percent). If the Silica content exceeds 8.0% (eight point zero percent) Buyer and Seller shall agree on a new deduction in line with prevailing market rates at the time of shipment.

Sulphur

US$ 0.05 (US$ zero point zero five) per dry metric ton of the Ore for each 0.01% (zero point zero one percent) by which the Sulphur content exceeds 0.08% (zero point zero eight percent). Buyer shall have the right to reject the Ore if the Sulphur content exceeds 0.150% (zero point one five zero percent).

All fractions pro rata.

Price Adjustment for Size

The FOB Base Price shall be reduced by:

Oversize: US$ 0.25 (US$ zero point two five) per dry metric ton of the Ore on a natural basis for the quantity which is above 40 mm (forty millimetres) in size in excess of 5% (five percent) for the entire shipment. Buyer shall have the right to reject the Ore if the size above 40 mm (forty millimetres) exceeds of 10% (ten percent).

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Undersize: US$ 0.25 (US$ zero point two five) per dry metric ton of the Ore on a natural basis for the quantity, which is below 10 mm (ten millimetres) in size in excess of 5% (five percent) for the entire shipment. Buyer shall have the right to reject the Ore if the size below 10 mm (ten millimetres) exceeds of 10% (ten percent).

All fractions pro rata.

Price Adjustment for Moisture

If free moisture loss at 105 degrees centigrade exceeds 8.0% (eight point zero percent) for any shipment of Ore, the Seller shall pay the Buyer the full actual freight attributable to moisture content over 8.0% (eight point zero percent) in accordance with the relevant freight debit note covering such shipment in accordance with the Charter Party.

9.  DELIVERY

FOB (Incoterms 2010) ST Manzanillo, Mexico.

Seller shall provide at the loading port a safe berth reachable on arrival where the vessel shall always be able to enter, load, lie and leave afloat.

Laycan

Buyer shall give written notice to Seller of the proposed 15 (fifteen) day laycan for each shipment at least 10 (ten) calendar days prior to the first day of the laycan. Seller shall confirm the proposed laycan within 2 (two) Business Days, otherwise Seller shall be deemed to have accepted such proposed laycan.

Vessel Nomination

Buyer shall nominate the vessel 5 (five) calendar days prior to the vessel’s Estimated Time of Arrival (“ETA”) at the load port. Buyer shall notify the Seller of the following details in writing:

a.  The name (or IMO number) of the vessel that the Buyer nominates including the age, flag, class, deadweight tonnage, beam, length overall and draft of the vessel;

b.  The estimated date of arrival of the vessel at the port of loading.

The Buyer shall give written notice to the Seller of the progress of the vessel 5 (five) days, 3 (three) days, 2 (two) days and 24 (twenty-four) hours before the ETA of the vessel at the port of loading. The Buyer shall inform the Seller of any deviation in excess of 24 (twenty-four) hours to the aforementioned ETA.

The Buyer may substitute any vessel nominated under this contract with another vessel by giving a notice of substitution to the Seller at any time prior to ETA of the original vessel. Any delays in loading as a result of this change shall in no way affect Seller’s obligation under this contract.

Loading Rate

Seller shall guarantee a minimum average load rate of 18,000 (eighteen thousand) metric tons per day, Sundays and Holidays included (PWWD SHINC).

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Loading

The Seller shall load, stow, and trim the vessel to the Master’s satisfaction and in compliance with the IMO Code of Safe Practice for Solid Bulk Cargoes and all applicable laws, regulations and standards from time to time issued and amended by any relevant governmental or other statutory body or authority.

The stevedores shall be appointed by the Seller. The stevedores and anyone employed by the stevedores shall be under the supervision of the Master. Loss or damage caused by stevedore act or omission, if any, to be settled directly between stevedores / Seller and Master / owners.

The Buyer and/or the Master of the vessel shall have the right (exercisable at their sole and absolute discretion) to refuse to accept for loading all or any Ore, which, in the opinion of the Buyer of the Master of the vessel, does not comply with this contract or constitutes any risk to the safety of the vessel.

Notice of Readiness and Laytime

After arrival at the port of loading, Notice of Readiness (“NOR”) may be tendered by the vessel during or outside of office hours at any time of day or night, Saturdays, Sundays and holidays included, whether in port or not, whether in berth or not, whether in free pratique or not, whether customs cleared or not.

If NOR is tendered within the laycan, laytime shall commence at the earlier of:

a.  12 (twelve) hours after NOR has been tendered; or

b.  The actual commencement of loading.

If the vessel arrives before the laycan, laytime shall begin from the commencement of loading or at 00:00 hours on the first day or the laycan, whichever occurs first.

If the vessel arrives after the laycan, loading shall take place in rotation and laytime shall commence on actual commencement of loading. In such event, the Seller shall use its reasonable endeavours to ensure availability of Ore at the port of and a ready berth for the Buyer’s vessel.

In the event of weather conditions which, in the opinion of either the Port Authority or the Master make loading perilous, and all loading operations are suspended then all such time lost shall not count as laytime unless the vessel is already on demurrage, and the Master may close hatches in case of heavy rain, heavy snow, or hail. In case of rain, all holds, which have not been fully loaded should be closed in order to avoid wetting the Ore.

The following shifting time, stoppages and/or interruptions to loading shall not count as laytime, but if the vessel is on demurrage, then demurrage will continue to accrue:

a.  The time taken from shifting from anchor aweigh or pilot on board whichever is earlier, until vessel is all fast alongside the designated berth and ready in all respects to load;

b.  Any time lost if loading is interrupted by the vessel in order to conduct business on behalf of the owner;

c.  Any time lost as a result of breakdown, inefficiency, repairs or any other inability of the vessel to load the Ore;

d.  Any time lost due to compliance with statutory and class requirements for the vessel;

e.  Any time lost due to Force Majeure;

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The following shifting time, stoppages and/or interruptions to loading shall count as laytime or time on demurrage:

a.  Any time lost due to the Seller or any governmental authority or port authority preventing, impeding or prohibiting loading;

b.  Any time lost due to a labour dispute, strike, go slow, work to rule, lock out, stoppage or restraint of labour involving the Master, officers or crew of the vessel or tug boats or pilots;

c.  Any time lost for shifting of the vessel as per Sellers or Port Authority request, for reason, which cannot be attributable to the vessel or the Buyers.

Laytime shall cease counting upon completion of final draft survey and completion of all necessary documentation related to the cargo loaded required for the sailing of the vessel.

Demurrage and Despatch

The demurrage rate shall be as per the governing Charter Party.

If total laytime used exceeds total laytime allowed, Seller shall pay Buyer demurrage per day or pro rata for the excess time. If the total laytime used is less than the total laytime allowed, the Buyer shall pay despatch to the Seller for the time saved at the rate equal to 50% (fifty percent) of the demurrage rate per day or pro rata part thereof.

Laytime calculations shall be presented by the Seller within 30 (thirty) calendar days of the completion of discharge. Demurrage / despatch shall be paid by the party so owing within 3 (three) Business Days of agreement of laytime calculations against presentation of the owed party’s invoice.

10.  PAYMENT

All payments shall be made in US$ by telegraphic transfer.

First Provisional Payment

First Provisional Payments shall be made for lots of minimum 5,000 (five thousand) wet metric tons of the Ore after the Ore has been delivered to the Buyer’s warehouse at Manzanillo, Mexico.

Buyer shall pay for 65% (sixty-five percent) of the provisional value of each lot of minimum 5,000 (five thousand) wet metric tons of the Ore, based on the provisional weight and assays determined by Alfred H. Knight, Blvd Miguel de la Madrid 402, 1ER Piso, Col. Tapeixtles, Manzanillo, Colima, Mexico C.P. 28876 (“AHK”) upon arrival of the Ore at Buyer’s warehouse, latest 2 (two) Business Days following Buyer’s receipt of the following original documents:

1.  Seller’s First Provisional Payment invoice;
2.  Certificate of weight issued by AHK as provided for in clause 14. WEIGHING;
3.  Certificate of analysis issued by AHK as provided for in clause 15. SAMPLING AND ANALYSIS.

Second Provisional Payment

The Second Provisional Payment shall be paid upon completion of delivery of the full Lot or the Revised Lot to Buyer’s warehouse at Manzanillo, Mexico.

Buyer shall pay for 75% (seventy-five percent) of the provisional value of the Ore, based on the provisional weight and assays of the Ore determined by AHK upon arrival of the Ore at Buyer’s warehouse, and less the value of the First Provisional Payment, latest 2 (two) Business Days following Buyer’s receipt of the following original documents:

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1.  Seller’s Second Provisional Payment invoice;
2.  Certificate of weight issued by AHK as provided for in clause 14. WEIGHING;
3.  Certificate of analysis issued by AHK as provided for in clause 15. SAMPLING AND ANALYSIS.

Third Provisional Payment

Buyer shall pay for 95% (ninety-five percent) of the provisional value of the Ore, based on the bill of lading weight and provisional moisture and analysis determined by AHK during loading of the vessel at the port of loading, and less the value of the First Provisional Payment and the Second Provisional Payment, latest 2 (two) Business Days following Buyer’s receipt of the following original documents:

1.  Seller’s Third Provisional Payment invoice;
2.  Draft survey report and certificate of weight issued by AHK as provided for in clause 14. WEIGHING;
3.  Certificate of analysis issued by AHK as provided for in clause 15. SAMPLING AND ANALYSIS;
4.  Certificate of origin issued and legalised by the local Chamber of Commerce.

The 3/3 original full set of clean on board bills of lading shall not be withheld by Seller.

Final Payment

Final payment shall be made within 3 (three) Banking Days of presentation of Seller’s final invoice once final prices, weights, moisture and analysis are known.

If Seller is indebted to Buyer by reason of having received provisional payment in excess of the amount of the final invoice, this difference shall be re-paid by Seller to Buyer by telegraphic transfer within 5 (five) Banking Days of prices, weights, moisture and analysis being known.

Payment Due Dates

If payment falls due on a Saturday or New York bank holiday other than a Monday, the payment date shall be the first preceding New York banking day. If payment falls due on a Sunday or a Monday New York bank holiday, the payment date shall be the first following New York banking day.

Interest for Late Payments

In the event that a payment to be made by either party to the other pursuant to this contract is not made by the payment due date, the party which is liable for such payment shall also pay interest on the late payment calculated from the payment due date to the date on which payment is made in full at the 3-month London Interbank Offered Rate as published in the Financial Times on the first Banking Date after the payment due date plus 3% (three percent) per annum. This clause shall apply to provisional and final payments.

11.	TITLE AND RISK

Title shall pass from Seller to Buyer upon Buyer’s First Provisional Payment. The Seller warrants good title to the Ore to be delivered hereunder and that the Ore will be free of any liens, charges, or encumbrances of whatever kind.

Risk in the Ore shall pass from Seller to Buyer when the Ore is delivered on board the performing vessel at the port of loading.

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12.	INSURANCE

Notwithstanding that the Ore is delivered FOB, insurance shall be taken out and maintained by the Buyer from the time the Ore is delivered to Buyer’s warehouse at Manzanillo, Mexico.

13.	TOTAL AND PARTIAL LOSS

Total loss

In the event of a total loss of a shipment after risk passes from Seller to Buyer as defined in clause 11. TITLE AND RISK, provisional payment shall be made as set out in clause 10. PAYMENT and final settlement shall be made as soon as all necessary details are available based on the bill of lading wet weight, shipped moisture as per Seller’s provisional weight and moisture certificate, assays as per Seller’s provisional assay certificate and otherwise in accordance with the terms of this contract. Seller shall assist Buyer to best of its ability in providing any documentation Buyer may request from time to time in order to pursue any insurance claim.

Partial loss

In the event of a partial loss of a shipment after risk passes from Seller to Buyer as defined in clause 11. TITLE AND RISK and before the completion of the operations described in clause 14. WEIGHING, provisional payments shall be made as set out in clause 10. PAYMENT. Final settlement shall be made as soon as all necessary details are available based on the bill of lading wet weight, the shipped moisture as per Seller’s provisional weight and moisture certificate, the assays as provided in clause 15. SAMPLING AND ANALYSIS on that part of the cargo which has been safely delivered and otherwise in accordance with the terms of this contract. Seller undertakes to assist Buyer to best of its ability in providing any documentation Buyer may request from time to time in order to pursue any insurance claim.

14.	WEIGHING

Weight Determination at Buyer’s warehouse in Manzanillo, Mexico

Upon delivery of the Ore to Buyer’s warehouse in Manzanillo, Mexico, Buyer and Seller shall appoint AHK on a joint basis to weigh the Ore in the usual technical manner in accordance with standard international practices. AHK shall issue a certificate of weight for the Ore on a wet basis and shall make a determination of such weight on a dry basis by deducting the free moisture loss at 105°C. The costs of these operations shall be shared equally between the parties. The dry weight thus determined shall be used to calculate the value of the Ore for Seller’s First Provisional Payment and Second Provisional Payment invoices.

Weight Determination at the Port of Loading

Buyer and Seller shall appoint AHK on a joint basis to weigh the Ore during loading operations at the port of loading by draft survey. AHK shall issue a certificate of weight for the Ore on a wet basis and this weight shall be shown on the bill of lading. AHK shall make a determination of such weight on a dry basis by deducting the free moisture loss at 105°C. The costs of these operations shall be shared equally between the parties. The dry weight thus determined shall be used to calculate the value of the Ore for Seller’s Third Provisional Payment invoice.

Weight Determination at the Port of Discharge

The weight of the Ore shall be determined at the port of discharge by draft survey performed by CIQ / CCIC. CIQ / CCIC shall issue a certificate of weight for the Ore on a wet basis and shall make a determination of such weight on a dry basis by deducting the free moisture loss at 105°C. The costs of these operations shall be for Buyer’s account.

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The Seller shall have the right to be represented during these operations at its own expense.

The dry weight thus determined by CIQ / CCIC shall be final and binding for settlement purposes, save for (a) fraud or manifest error;

If no draft survey is performed at the port of discharge then the weight determined by the surveyor at the Buyer’s warehouse shall be final and binding for settlement purposes.

15.	SAMPLING AND ANALYSIS

Sampling and Analysis at Buyer’s warehouse in Manzanillo, Mexico

Buyer and Seller shall appoint AHK on a joint basis to analyse each lot of 2,500 (two thousand five hundred) wet metric tons from the samples taken by AHK during sampling operations at Buyer’s warehouse at Manzanillo, Mexico in the usual technical manner in accordance with standard international practices. AHK shall conduct the analysis of chemical and physical composition and for free moisture loss at 105°C and shall issue a certificate of analysis for the Ore as to the results of such analysis. The costs of these operations shall be shared equally between the parties. The results of this analysis shall be used to calculate the value of the Ore for Seller’s First Provisional Payment and Second Provisional Payment invoices.

Sampling and Analysis at the Port of Loading

Buyer and Seller shall appoint AHK on a joint basis to take samples of the Ore during loading operations at the port of loading. The samples shall be analysed for chemical and physical composition and for free moisture content. AHK shall issue a certificate of analysis as to the results of such analysis. The costs of these operations shall be shared equally between the parties. The results of this analysis shall be used to calculate the value of the Ore for Seller’s Third Provisional Payment invoice.

Sampling and Analysis at the Port of Discharge

Sampling and analysis at the port of discharge shall be conducted by CIQ / CCIC. The costs of these operations shall be shared equally between the parties. Seller shall have the right to be represented during these operations at its own expense.

CIQ / CCIC shall sample from each shipment and divide the samples as follows:

▪	1 (one) set of sealed samples for the Seller;
▪	1 (one) set of sealed samples for the Buyer;
▪	1 (one) set of sealed samples to be retained by an internationally recognised supervision company for use by umpire in the event one is appointed.

CIQ / CCIC shall analyse the Buyer’s sample within 60 (sixty) calendar days after completion of discharge and issue and promptly forward a certificate of analysis showing the chemical contents, the percentage of free moisture loss at 105°C and the relevant screen analysis. CIQ’s / CCIC’s analysis shall be final and binding for settlement purposes, save for: a) fraud or manifest error; or b) or unless challenged in accordance with the procedure described below:

If the iron content of the Ore determined at the port of loading differs from the iron content of the Ore determined at the port of discharge by more than 1% (one percent) then Seller and Buyer shall consult to reconcile such difference. If the parties are unable to reach agreement within 3 (three) Business Days an umpire analysis shall be conducted. The umpire sample shall be analysed by a mutually agreed internationally recognised independent laboratory and the iron content determined by the umpire shall be final and binding for settlement purposes, save for fraud or manifest error. The cost of the umpire shall be borne by the party whose results were furthest from the umpire’s reusults. If the umpire analysis is the exact mean of the analysis of Seller and the analysis of CIQ / CCIC, then such expenses shall be equally borne by both parties.

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16.	FORCE MAJEURE

If either party is prevented, hindered or delayed from performing in whole or in part any obligation or condition of this contract by reason of force majeure (the “Affected Party”), the Affected Party shall give written notice to the other party promptly and in any event within 3 (three) Business Days after receiving notice of the occurrence of a force majeure event giving, to the extent reasonably practicable, the details and expected duration of the force majeure event and the quantity of Ore affected (the “Force Majeure Notice”).

Provided that a Force Majeure Notice has been given, for so long as the event of force majeure exists and to the extent that performance is prevented, hindered or delayed by the event of force majeure, neither party shall be liable to the other and the Affected Party may suspend performance of its obligations under this contract (a “Force Majeure Suspension”). During the period of a Force Majeure Suspension, the other party may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable.

The Affected Party shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall promptly notify the other party when the event of force majeure is terminated.

If a Force Majeure Suspension occurs, the time for performance of the affected obligations and, if applicable, the term of this contract shall be extended for a period equal to the period of suspension.

If the period of the Force Majeure Suspension is equal to or exceeds 3 (three) months from the date of the Force Majeure Notice, and so long as the force majeure event is continuing, either party may, in its sole discretion and by written notice, terminate this contract or, in the case of multiple deliveries under this contract, terminate the affected deliveries. Upon termination in accordance with this clause, neither party shall have any further liability to the other in respect of this contract or, as the case may be, the terminated deliveries except for any rights and remedies previously accrued under the contract, including any payment obligations.

“Force Majeure” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, arrest and/or detention of the Ore and/or vessel, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; or any other cause reasonably beyond the control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome. A party’s inability economically to perform its obligations under the contract shall not constitute an event of force majeure.

This clause shall not apply to any obligations to pay, indemnify or provide security or to any Ore for which vessel space has been booked, pricing has been established or payment has been made unless the Buyer has expressly consented in writing.

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17.	SUSPENSION OF QUOTATIONS

The index prices and currency quotations specified under this contract are the quotations in general use for the pricing of ore.

In the event that any of these price quotations cease to exist or cease to be published then, upon the request of either party, Seller and Buyer will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure the continuity of fair pricing.

18.	DISPUTE RESOLUTION

Any dispute or claim arising out of or relating to this contract, or a breach thereof (a “Dispute”), shall be decided by final and binding arbitration in New York before three arbitrators. The arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with the United States Arbitration Act (the “Act”) and the AAA’s Commercial Arbitration Rules (the “Rules”). If there is a conflict between the provisions of this clause and the provisions of the Act or the Rules, the provisions of this clause shall prevail. If there is a conflict between the Act and the Rules, the provisions of the Act shall prevail. Either party may notify the other that the Dispute is to be resolved pursuant to this clause, and in that notice name one arbitrator selected by it. Within 15 (fifteen) calendar days after the receipt of such notice, the other party shall select an arbitrator and notify the party which initiated the arbitration of the name of its arbitrator. Within 15 (fifteen) calendar days after notice is given of the appointment of the second arbitrator, the two arbitrators selected shall select a third arbitrator. If any party fails to appoint an arbitrator or the party-appointed arbitrators fail to appoint the third arbitrator within the prescribed 15 (fifteen) calendar day period then, on reasonable notice to the other party, either party may ask the AAA to appoint such arbitrators within 15 (fifteen) calendar days of the request therefore with due regard for the selection criteria herein. The arbitrators shall be qualified by education, experience or training to render a decision upon the issues of the Dispute.

The arbitrators promptly shall hear and determine (after giving the parties due notice of hearing and reasonable opportunity to be heard) the issues submitted to them and shall render their decision within 60 (sixty) calendar days after they have notified the parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the AAA’s transmittal of the parties’ final statements and proofs to the arbitrators. Pending the final decision of the arbitrators, both parties shall proceed diligently with performance of all obligations under this contract, including the payment of all sums not in dispute. Notwithstanding the foregoing the parties reserve the right to apply to any court of competent jurisdiction for the purpose of enforcing the provisions of this clause or obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including without limitation attachment and injunctive relief.  The commencement of any such action shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

The arbitrators shall render their decision and the reasons therefore in writing. The decision of no less than a majority of the arbitrators shall be final and binding upon the parties without appeal to the courts. Judgment may be rendered upon such decision in a court of competent jurisdiction. The arbitrators are not empowered to render any award other than monetary damages or to award damages inconsistent with the provisions of this contract, any transaction or in excess of compensatory damages and each party waives its right, if any, to recover any damages in excess of those provided for under this contract or any transaction. Each party shall bear the costs and expenses of its own arbitrator, attorneys and witnesses and the parties shall share equally the costs of the third arbitrator and any hearing expenses. In determining any matter submitted to arbitration, the arbitrators will apply the law governing this contract.

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19.	CHOICE OF LAW

This contract shall be governed by and construed in accordance with the laws of the state of New York, United States of America, excluding any conflicts of law provisions that would require the application of the laws of any other jurisdiction. Each party hereby consents to such jurisdiction for all purposes of this contract.

The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this contract.

20.	TAXES AND TARIFFS

Any taxes, tariffs and duties whether existing or new on the Ore or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by the Seller.

Any taxes, tariffs and duties whether existing or new on the Ore or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge and/or the importing country shall be borne by Buyer.

21.	LICENSES

Seller undertakes that all the necessary export licenses and all other authorisations required for the Ore have been obtained (and/or will be obtained) for the entire quantity covered by this contract. Seller furthermore guarantees that such licenses will remain in force for the full life of this contract.

22.	ASSIGNMENT

Without the prior written consent of the other party, which shall not be unreasonably withheld, neither party may assign or create a trust or otherwise transfer its rights or obligations under this contract in full or in part, except that the Buyer and its assigns may without such consent assign all or a portion of their rights to receive and obtain payment under this contract in connection with bank funding arrangements.

23.	THIRD PARTY RIGHTS

Any person who is not a party to this contract may not enforce any term of it.

24.	DEFAULT

If either Party (the “Defaulting Party”) (i) fails to comply with any material obligation under this contract and such failure remains uncured for 3 (three) Business Days after written notice thereof; (ii) makes an assignment or arrangement for the benefit of creditors, (iii) is the subject of a petition or proceedings which has been filed/commenced under any bankruptcy or similar law for creditor protection, which is not withdrawn or dismissed within 30 (thirty) days of filing; (iv) otherwise becomes bankrupt or insolvent (however evidenced) or commits any act of bankruptcy; (vii) becomes subject to a dissolution or winding up order or to appointment of an administrator, examiner, receiver, custodian, liquidator, trustee or other similar official, then the other Party (the “Non-Defaulting Party”) shall have the right to (a) terminate this contract upon written notice to the Defaulting Party; and/or (b) suspend performance of its obligations under this contract until such event of default is cured or the contract is terminated; and/or (c) withhold and/or offset any payments due to the Defaulting Party until such event of default is cured.

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25.	LIMITATION OF LIABILITY

Neither the Seller nor the Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused.

In the event that the Buyer is found liable, under no circumstances shall that liability exceed the value of the Ore as at the date of shipment.

26.	INCOTERMS

Insofar as not inconsistent herewith INCOTERMS 2010 (and any later amendments thereto) shall apply to this contract.

27.	CHANGE OF CONTROL

In the event of any actual or prospective change in the organisation, control or management of the Buyer or the Seller, including without limitation, a change to the majority shareholding or privatisation or equivalent process, subject always to clause 24. DEFAULT, this contract will not be changed or in any way modified and shall continue in full force and effect.

28.	NOTICES

No notice or communication with respect to this contract shall be effective unless it is given in the English language in writing and delivered or sent by facsimile or electronic mail to the other party at the address set out herein, or to such other address as each party otherwise notifies the other party.

Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

All notices, requests and other communications hereunder shall be addressed:

If to Seller:
IRON MINING GROUP INC.
295 Madison Ave, 12th Floor
New York, NY 10067, USA
Phone:      + 1 646 389 3070
Fax:           + 1 310 919 3116

IMG IRON ORE TRADING S.A.
295 Madison Ave, 12th Floor
New York, NY 10067, USA
Phone:      + 1 646 389 3070
Fax:           + 1 310 919 3116

If to Buyer:	TRAFIGURA BEHEER B.V., Amsterdam, Branch Office Lucerne Zürichstrasse 31, Postfach 4268, 6002 Lucerne, Switzerland Phone: + 41 41 419 4343 Fax: + 41 41 419 4344

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29.	SET OFF

Notwithstanding any other provision of this contract, if, at any time, Seller and/or any of its Affiliates fails to make any payment due to Buyer and/or any of its Affiliates, whether under this contract or any other contracts between the parties, Buyer shall be entitled to withhold, set off or deduct any sum either under this contract or any other contracts then in force; provided that such deduction shall not exceed the aggregate value of the goods and the sums due under the contracts. Such withholdings or deduction may be applied by Buyer automatically in diminution of its claims against Seller in respect of any such failure to pay or perform any part of a contract.

30.	WAIVERS

No amendment, modification or waiver of any provision of this contract or of any right, power or remedy shall be effective unless made expressly and in writing.

No waiver of any breach of any provision of this contract shall: (a) be considered to be a waiver of any subsequent or continuing breach of that provision; or (b) release, discharge or prejudice the right of the waiving party to require strict performance by the other party of any other provisions of this contract.

31.	SEVERABILITY

The invalidity, illegality or unenforceability of any one or more of the provisions of this contract shall in no way affect or impair the validity and enforceability of the other provisions of this contract.

32.	CONFIDENTIALITY

The existence of and terms of this contract shall be held confidential by the parties save to the extent that such disclosure is made to a party’s banks, accountants, auditors, legal or other professional advisers, or as may be required by law, a competent court or a liquidator or administrator of a party, or the other party has consented in writing to such disclosure.

33.	COUNTERPARTS

This contract may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. This contract may be delivered by facsimile or other electronic means. Each counterpart shall constitute an original of this contract, but all the counterparts shall together constitute but one and the same instrument.

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34.	ENTIRE AGREEMENT

This contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements between the parties relating to the subject matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this contract by any representation, warranty or undertaking other than those expressly set out in this contract. A party is not liable to the other party for a representation, warranty or undertaking that is not expressly set out in this contract.

IN WITNESS WHEREOF the parties have executed this document as of the respective dates specified below with effect from the Effective Date specified on the first page of this document.

Accepted:

/s/ Garrett K. Krause	/s/ Marcus Meier
IRON MINING GROUP INC. (signed by fully authorised signatory) Place and Date: Los Angeles	TRAFIGURA BEHEER B.V., Amsterdam, Branch Office Lucerne (signed by fully authorised signatory) Place and Date: Lucerne

/s/ Garrett K. Krause
IMG IRON ORE TRADING S.A. (signed by fully authorised signatory) Place and Date: Los Angeles,